FOR IMMEDIATE RELEASE

Loudeye Announces One-For-Ten Reverse Stock Split

Seattle, WA – May 23, 2006 – Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media store services, today announced that it has effected a one-for-ten reverse split of its common stock. Upon today’s market open, Loudeye’s common stock will begin trading on a split-adjusted basis under the trading symbol “LOUDD” for a period of 20 trading days. The reverse stock split was approved by Loudeye’s stockholders at the 2005 annual meeting of stockholders on May 20, 2005.

This reverse stock split is part of Loudeye’s efforts to maintain compliance with the continued listing requirements of the Nasdaq Capital Market and to improve our overall equity structure. The continued listing requirements for the Nasdaq Capital Market require the Company to maintain a minimum bid of at least $1.00 per share.

As a result of the reverse split, every ten shares of Loudeye’s common stock that were issued and outstanding as of May 22, 2006, were automatically combined into one issued and outstanding share without any change in the par value of such shares. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would be entitled to fractional shares will receive cash in lieu of receiving fractional shares.

As a result of the reverse split, the number of shares of Loudeye’s common stock issued and outstanding has been reduced from approximately 132.6 million shares as of May 22, 2006, to approximately 13.3 million shares post-split. Similarly, Loudeye’s authorized common stock of 250.0 million shares has been proportionately reduced to 25.0 million shares.

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Stockholders of record who hold physical certificates or book-entry electronic shares registered with Loudeye’s transfer agent will receive a transmittal letter requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Mellon Investor Services, Loudeye’s transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates.

About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions. Loudeye combines innovative services with a broad catalog of licensed digital music and an industry leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Forward Looking Statements

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks, including Loudeye’s ability to maintain compliance with Nasdaq listing requirements and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Loudeye assumes no obligation to update the forward-looking statements.

Contacts

Media/Public Relations: Karen DeMarco / Gil Lee, mPRm for Loudeye, 323.933.3399, kdemarco@mprm.com / glee@mprm.com

Media/ Public Relations (Europe): Chris Owen, Trimedia PR for Loudeye, +44 (0) 207 471 6851 / +44 (0) 7787 122800 chris.owen@trimediauk.com

Investor relations: Chris Pollak, 206.832.4000, ir@loudeye.com